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                                                                      Exhibit 12


                            Atmos Energy Corporation
                    Computation of Earnings to Fixed Charges


                                                                      Year Ended September 30
                                                 -------------------------------------------------------------------
                                                     2004          2003         2002         2001          2000
                                                 ------------- ------------- ------------ ------------ -------------
                                                                       (Dollars in thousands)

Income from continuing operations
    before provision for income taxes
    and cumulative effect of
    accounting change                                $137,765      $126,371    $  94,836    $  89,458        $56,237
    per statement of income
Add:
     Portion of rents representative of
       the interest factor                              3,571         3,626        3,614        2,917         3,007
     Interest on debt & amortization
       of debt expense                                 65,437        63,660       59,174       47,011        43,823
                                                 ------------- ------------- ------------ ------------ -------------
        Income as adjusted                           $206,773      $193,657     $157,624     $139,386      $103,067
                                                 ============= ============= ============ ============ =============

Fixed charges:
     Interest on debt & amortization
       of debt expense (1)                          $  65,437     $  63,660    $  59,174    $  47,011       $43,823
     Capitalized interest (2)                           1,184           623        1,272        1,494             -
     Capitalized expenses related
       to indebtedness (3)                                  -             -            -        4,718             -
     Rents                                             10,712        10,878       10,842        8,752         9,020
     Portion of rents representative of
       the interest factor (4)                          3,571         3,626        3,614        2,917         3,007
                                                 ------------- ------------- ------------ ------------ -------------
         Fixed charges (1)+(2)+(3)+(4)              $  70,192     $  67,909    $  64,060    $  56,140       $46,830
                                                 ============= ============= ============ ============ =============

Ratio of earnings to fixed charges                       2.95          2.85         2.46         2.48          2.20